Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (as may be amended from time to time, this “Agreement”), entered into April 30, 2012 to be effective as of the Effective Date (as defined below), is by and between TMG Recovery Services, LLC, a Delaware limited liability company (f/k/a TMG Liquidation, LLC) (“Company”), and Jerry Davis (“Executive”) and amends and restates in its entirety that certain Employment Agreement dated November 1, 2011 by and between Company and Executive.

W I T N E S S E T H:

WHEREAS, the parties desire to enter into an amended and restated contract to provide for the employment of Executive by Company; and

WHEREAS, Company is a wholly owned subsidiary of Taylor & Martin Group, Inc., a Delaware corporation (“TMG”); and

WHEREAS, TMG is planning to consummate an initial underwritten public offering of shares of its common stock, par value $0.00001 (“Common Stock”) as promptly as practicable (such transaction, the “IPO” and the date of such transaction, the “IPO Date”); and

WHEREAS, upon the IPO Date, TMG and its subsidiaries will then be engaged in auctioning capital assets and liquidating consumer goods through remarketing activities (the “Consolidated Operations”);

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1

EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. Effective as of November 1, 2011 (the “Effective Date”), and continuing for the period of time set forth in Article 2 of this Agreement, Company agrees to employ Executive and Executive agrees to be employed by Company, subject to the terms and conditions of this Agreement.

1.2 Positions. From and after the Effective Date, Company shall employ Executive in the position of Vice-Chairman of Company, or in such other positions as the parties mutually may agree.

1.3 Duties and Services. Executive agrees to serve in the positions referred to in Section 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive officers, as such policies may be amended from time to time.

1.4 Other Interests. Executive agrees, during the period of his employment by Company, to devote his primary business time, energy and best efforts to the business and affairs of Company and the Consolidated Operations and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company or the Consolidated Operations, except with the consent of the sole member of Company; provided, however, that Executive may engage in other business activities that do not conflict with the business and affairs of Company or the Consolidated Operations or interfere with Executive’s performance of his duties hereunder, which shall be at the sole determination of the sole member of Company. The foregoing restrictions shall not limit or prohibit Executive from engaging in passive investment (except as provided in Section 5.1(ii)) and community, charitable and social activities not interfering with Executive’s performance and obligations hereunder.

1.5 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of Company. In keeping with such duty, Executive shall make full disclosure to Company of all business opportunities pertaining to Company and the Consolidated Operations and shall not appropriate for Executive’s own benefit business opportunities concerning Company and the Consolidated Operations.

ARTICLE 2

TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on the fifth anniversary of the IPO Date (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if this Agreement has not been terminated pursuant to Section 2.2 or 2.3, then said term of employment shall automatically be extended for an additional one-year period unless on or before the date that is 90 days prior to the first day of any such extension period either party shall give notice to the other that no such automatic extension shall occur.

2.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 2.1, Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(i) upon Executive’s suffering a Disability, as defined in the Taylor & Martin Group, Inc. 2011 Omnibus Incentive Plan, as in effect on the Effective Date (the “Plan”), a copy of which in substantially final form is attached hereto as Annex A;

(ii) for Cause, as defined in the Plan; or

(iii) for any other reason whatsoever, in the sole discretion of the Board of Directors of TMG.

2.3 Executive’s Right to Terminate. Notwithstanding the provisions of Section 2.1, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:

(i) within 60 days of the initial existence of (A) a material breach by Company of any material provision of this Agreement, (B) a material decrease in Executive’s base salary; (C) a material decrease in the duties and responsibilities assigned to Executive as compared to the positions referred to in Section 1.2; (D) Executive being required to relocate to a site more than 25 miles from his present business address; or (E) a Change of Control, as defined in the Plan; or

(ii) at any time for any other reason whatsoever, in the sole discretion of Executive;

provided, however, that in the case of a termination under Section 2.3(i), (A) Executive must provide Company with written notice of the event giving rise to the right of termination within 60 days of the initial existence thereof, and Company shall have 30 days to remedy the same and (B) Executive must exercise the right of termination within 24 months following the initial existence of the event giving rise to the right of termination.

2.4 Automatic Termination. This Agreement and Executive’s employment hereunder shall terminate automatically at 5:00 p.m. (Houston, Texas time) on November 15, 2013 if TMG shall not have consummated the IPO on or before that date.

2.5 Notice of Termination. If Company or Executive desires to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in Section 2.1, it or he shall do so by giving at least 30 days’ written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1 Initial Bonus and Base Salary. On the IPO Date, Executive shall receive a cash bonus of $250,000.00. Commencing on the first day of the calendar month following the IPO Date (the “Compensation Start Date”), Executive shall receive a minimum annual base salary of $175,000.00. Executive’s annual base salary shall be reviewed by the Board of Directors of TMG (or a committee thereof) on an annual basis beginning on January 1, 2013, and, in the sole discretion of the Board of Directors of TMG (or such committee), such annual base salary may be increased, but not decreased, effective as of January 1 of each year. Executive’s annual base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives, but no less frequently than monthly.

3.2 Incentive Compensation. Beginning on January 1, 2013, Executive shall be eligible to receive incentive compensation each calendar year pursuant to such terms as shall be determined in the sole discretion of and approved by the Compensation Committee of the Board of Directors of TMG and approved by the Board of Directors of TMG, which compensation, if any, shall be paid by Company to Executive as (i) a lump-sum cash payment and/or (ii) an equity-based or cash award pursuant to the Plan. Any such award will be evidenced by an award agreement, in the form customarily used by TMG to make similar awards to other executives of its affiliated entities. To the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), incentive compensation shall be paid between January 1 and March 15 of the calendar year following the calendar year to which the incentive compensation relates.

3.3 Restricted Stock Award. Provided Executive is employed by Company on the IPO Date, the Compensation Committee of the Board of Directors of TMG shall award on the IPO Date to Executive pursuant to the Plan such number of shares of Common Stock (rounded to the nearer whole share) as shall be determined by dividing the Incentive Pool (as defined below) by the IPO Price (being the price to the public reflected in the prospectus of TMG relating to the IPO that is first filed by TMG with the Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933 as amended). “Incentive Pool” means the greater of (i) $2,500,000.00 and (ii) the sum of $1,150,000.00 and the product obtained by multiplying $150,000.00 by the number of calendar months between the Effective Date and the last day of the month in which the IPO Date occurs. This award will be evidenced by a restricted stock award agreement, in the form customarily used by TMG to make similar awards to other executives of its affiliated entities, a copy of which in substantially final form is attached hereto as Annex B, and will contain forfeiture restrictions that will lapse 20% on the first anniversary date of the IPO Date and 20% on each of the next four anniversaries of the IPO Date thereafter, provided Executive continues to be employed by Company on each such date. Except as described above, this award shall not be subject to performance target-levels.

3.4 Other Perquisites. Commencing on the Compensation Start Date, Executive shall be afforded the following benefits as incidences of his employment: Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be entitled to participate in all employee benefit programs, including insurance programs, including improvements or modifications of the same, which are now, or may hereafter be, available to the other executive officers of Company. Company shall not, however, by reason of this Section be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or program, so long as such changes are similarly applicable to the other executive officers of Company.

3.5 Expense Reimbursement. During the term of this Agreement, Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with Company’s and its affiliates’ policies in effect from time to time with respect to travel, entertainment and other business expenses, subject in all instances to Company’s requirements with respect to reporting and documentation of such expenses. Such reimbursement shall be made as soon as practicable and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred.

3.6 Vacations. Commencing on the Compensation Start Date and during the term of this Agreement, Executive shall be entitled to three weeks paid vacation during each 12-month period. Any unused portion of vacation days at the end of a 12-month period may not be rolled over into the next 12-month period. Executive shall be entitled to payment of accrued vacation pay upon any termination of employment under Section 2.2(iii), Section 2.3(i), and as otherwise provided under Company’s employment policies.

3.7 Air Travel. Commencing on the Compensation Start Date and during the term of this Agreement, to the extent practicable, Executive shall be entitled to fly first-class on any domestic flight with flight time greater than or equal to 1.5 hours, and business-class on any international flight; provided, however, that such air travel is for business relating to Company and/or its affiliates, including the Consolidated Operations. In addition, TMG shall purchase for Executive elite status for any three airlines of Executive’s choosing.

ARTICLE 4

PROTECTION OF INFORMATION

4.1 Disclosure to Executive. Company shall, and its affiliates may, disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of Company and/or its affiliates, including the Consolidated Operations; and/or shall entrust Executive with business opportunities relating to Company and/or its affiliates, including the Consolidated Operations; and/or shall place Executive in a position to develop business goodwill with respect to Company and/or its affiliates, including the Consolidated Operations.

4.2 Property of Company. All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any information relating to Company or its affiliates, including the Consolidated Operations, are and shall be the sole and exclusive property of Company or its affiliates, as the case may be. Upon termination of Executive’s employment by Company, for any reason, Executive promptly shall deliver the same, and all copies thereof, to Company.

4.3 No Unauthorized Use or Disclosure. Executive will not, at any time during or after Executive’s employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its affiliates, including the Consolidated Operations, or make any use thereof, except in the carrying out of Executive’s employment responsibilities hereunder. Affiliates of Company shall be third party beneficiaries of Executive’s obligations under this Section. As a result of Executive’s employment by Company, Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company or its affiliates, including the Consolidated Operations. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Company’s confidential business information and trade secrets.

4.4 Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company and its affiliates shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach without the necessity of posting any bond. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company and its affiliates, including the recovery of damages from Executive.

ARTICLE 5

NON-COMPETITION OBLIGATIONS

5.1 In General. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of Company and the Consolidated Operations that have been and will in the future be disclosed or entrusted to Executive, whether under Section 4.1 or otherwise, the business goodwill of Company and the Consolidated Operations that has been and will in the future be developed by Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the noncompetition obligations hereunder. Executive shall not, directly or indirectly for Executive or for others:

(i) engage in any business competitive with the Consolidated Operations during the term of employment of Executive in the states in which Executive renders advice or services for, or in which Executive has access to confidential information of, Company and the Consolidated Operations (the “Geographical Area”); or

(ii) render advice or services to, be employed by, acquire an ownership interest in, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the Consolidated Operations during the term of employment of Executive in such Geographical Area with respect to such competitive business, except that Executive may hold up to 2% of the outstanding shares of any publicly held company engaged in such competitive activities; or

(iii) solicit or accept business or business transactions from or with persons, associations, entities or customers with whom Executive had a business relationship or about whom Executive had possessed confidential information during the term of employment of Executive;

(iv) solicit, induce or attempt to induce any other Company employee to leave the employment of Company or to alter that employee’s relationship with Company;

it being understood and agreed that the business conducted by Company shall include without limitation (i) the Consolidated Operations, and (ii) any roll-up, merger, consolidation or similar transaction resulting in the combination of companies involved in any aspect of the Consolidated Operations. The noncompetition obligations set forth above shall apply only during the period that Executive is employed by Company and for two years thereafter if Executive’s employment by Company is terminated pursuant to Section 2.2(ii) or Section 2.3(ii). If Executive is found to have breached any promise made in this Section 5.1, the two-year period of Executive’s obligations specified in this Section will be extended by a month for each month in which Executive was in breach so that Company is provided the benefit of the full two-year period.

5.2 Non-disparagement. At no time during or after Executive’s employment by Company shall Executive take any action or make any statement that could be construed as disparaging to Company or its affiliates, including the Consolidated Operations, or their respective policies, management, employees, owners or investors. At no time during or after Executive’s employment by Company shall Company, and Company shall cause its affiliates not to, take any action or make any statement that could be construed as disparaging to Executive.

5.3 Enforcement and Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach without the necessity of posting any bond. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including without limitation, the recovery of damages from Executive.

5.4 Reformation. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information applicable to the Consolidated Operations. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 6

EFFECT OF TERMINATION ON COMPENSATION;

ADDITIONAL PAYMENTS

6.1 Defined Terms. For purposes of this Article 6, the following term shall have the meanings indicated:

“Termination Benefits” means (i) a lump sum cash payment equal to 100% of Executive’s annual base salary at the rate in effect under Section 3.1 on the date of termination of Executive’s employment, (ii) continuation of the benefits referred to in Section 3.4 for a period of twelve months and (iii) notwithstanding anything to the contrary set forth in Company’s other applicable plans and agreements, all of the outstanding stock options, restricted awards and other equity based awards granted by Company to Executive that have not vested as of the date of such termination shall become fully vested and immediately exercisable in full on the date of termination of Executive’s employment. Notwithstanding anything in this Agreement to the contrary, if Executive is entitled to Termination Benefits under any clause in this Agreement, then Executive shall not also be entitled to additional Termination Benefits under any other clause of this Agreement.

6.2 By Expiration. If Executive’s employment hereunder shall terminate upon expiration of the term provided in Section 2.1 hereof because Executive has provided the notice contemplated in such Section to Company, then (i) all compensation and all benefits to Executive hereunder shall continue to be provided until the expiration of such term and (ii) such compensation and benefits shall terminate contemporaneously with termination of his employment. If Executive’s employment hereunder shall terminate upon expiration of the term provided in Section 2.1 hereof because Company has provided the notice contemplated in such Section to Executive, then (i) all compensation and all benefits to Executive hereunder shall continue to be provided until the expiration of such term, (ii) such compensation and benefits shall terminate contemporaneously with termination of his employment and (iii) Company shall provide Executive with the Termination Benefits. Except as otherwise provided in Section 7.16, any lump sum cash payment due to Executive pursuant to clause (iii) of the preceding sentence shall be paid to Executive within five business days of the date of Executive’s termination of employment with Company.

6.3 By Company. If Executive’s employment hereunder shall be terminated by Company prior to expiration of the term (including any automatic extensions) provided in Section 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall be for any reason other than those encompassed by Section 2.2(ii), then Company shall provide Executive with the Termination Benefits. Except as otherwise provided in Section 7.16, any lump-sum cash payment due to Executive (or his designated beneficiary, as the case may be) pursuant to the preceding sentence shall be paid to Executive within five business days of the date of Executive’s termination of employment with Company.

6.4 By Executive. If Executive’s employment hereunder shall be terminated by Executive prior to expiration of the term (including any automatic extensions) provided in Section 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination occurs for a reason encompassed by Section 2.3(i), then Company shall provide Executive with the Termination Benefits. Except as otherwise provided in Section 7.16, any lump sum cash payment due to Executive pursuant to this Section shall be paid to Executive within five business days of the date of Executive’s termination of employment with Company.

6.5 Death or Disability of Executive. This Agreement shall terminate automatically upon Executive’s death or Disability, as defined in the Plan. If Company believes a Disability of Executive has occurred during the term of Executive’s employment hereunder, Company may give to Executive written notice in accordance with Section 2.5. In such event, Executive’s employment with Company shall terminate effective on the thirtieth day after receipt of such notice by Executive (the “Disability Effective Date”), unless Executive shall have (i) returned to full-time performance of his duties prior to the Disability Effective Date and (ii) demonstrated to the reasonable satisfaction of the sole member of Company that Executive is capable of performing essential functions of his position with or without reasonable accommodation on a full-time basis going forward. In the event of a termination pursuant to Executive’s death or Disability, Executive or Executive’s designated beneficiary (or his estate if Executive does not have a beneficiary designation on file with Company for this purpose), as the case may be, shall be entitled to receive a lump-sum payment equal to twelve months of his base salary at the rate in effect under Section 3.1 on the date of such termination, such payment to be made as soon as practicable following the date of death or Disability Effective Date, but in no event later than the later of (i) the end of the calendar year of the date of death or Disability Effective Date or (ii) the seventy-fifth day following the date of death or Disability Effective Date. In addition, the spouse and minor children of Executive shall be entitled to receive the benefits referred to in Section 3.4 for a period of twelve months following the date of death or Disability Effective Date.

6.6 No Duty to Mitigate Losses. Executive shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Executive pursuant to this Article 6. Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 6 apply shall not reduce Company’s obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of this Article 6.

6.7 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Article 6 shall be received by Executive as liquidated damages.

6.8 Other Benefits. This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s base salary and certain perquisites of employment. Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Executive, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

ARTICLE 7

MISCELLANEOUS

7.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	TMG Recovery Services, LLC
12 Greenway Plaza, Suite 1100
Houston, Texas 77046
	Attention:	Rod K. Cutsinger

If to Executive to:	Jerry Davis
308 Bartram Road
Savannah, GA 31411

If to TMG to:	Taylor & Martin Group, Inc.
12 Greenway Plaza, Suite 1100
Houston, Texas 77046
	Attention:	Rod K. Cutsinger

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

7.2 Dispute Resolution. ANY DISPUTE, CONTROVERSY OR CLAIM, OF ANY AND EVERY KIND OR TYPE, WHETHER BASED ON CONTRACT, TORT, STATUTE, REGULATIONS, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, OR RELATING IN ANY WAY TO THIS AGREEMENT, THE OBLIGATIONS OF THE PARTIES HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY DISPUTE AS TO THE EXISTENCE, VALIDITY, CONSTRUCTION, INTERPRETATION, NEGOTIATION, PERFORMANCE, NON-PERFORMANCE, BREACH, TERMINATION OR ENFORCEABILITY OF THIS AGREEMENT, OR EMPLOYEE’S EMPLOYMENT RELATIONSHIP WITH EMPLOYER OR THE TERMINATION THEREOF (IN EACH CASE, A “DISPUTE”), WITH THE EXCEPTION OF EMPLOYER SEEKING INJUNCTIVE RELIEF FOR ANY BREACH OR THREATENED BREACH BY EMPLOYEE OF ARTICLES 4 OR 5 OF THIS AGREEMENT, SHALL BE RESOLVED SOLELY AND EXCLUSIVELY IN ACCORDANCE WITH THE PROCEDURES SPECIFIED IN THIS SECTION 7.2. THE PARTIES SHALL ATTEMPT IN GOOD FAITH TO SETTLE ANY DISPUTE BY MUTUAL DISCUSSIONS WITHIN THIRTY (30) DAYS AFTER THE DATE THAT ONE PARTY GIVES NOTICE TO THE OTHER PARTIES OF SUCH A DISPUTE. IF THE DISPUTE IS NOT RESOLVED WITHIN SUCH THIRTY (30) DAY PERIOD, THE DISPUTE SHALL BE SETTLED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS EMPLOYMENT RULES, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE ARBITRATION SHALL BE HELD IN THE CITY OF HOUSTON, HARRIS COUNTY, TEXAS. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL ON ALL MATTERS SUBJECT TO ARBITRATION PURSUANT TO THIS SECTION 7.2.

7.3 Applicable Law. THIS AGREEMENT IS ENTERED INTO UNDER, AND SHALL BE GOVERNED FOR ALL PURPOSES BY, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAWS.

7.4 Consent to Jurisdiction. THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE CITY OF HOUSTON, HARRIS COUNTY, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY IRREVOCABLY AGREE THAT, EXCEPT WITH RESPECT TO THE MATTERS REFERENCED HEREIN WHERE DISPUTES SHALL BE RESOLVED BY NON-JUDICIAL PROCEEDINGS, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A COURT.

7.5 No Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY ANY PARTY HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH OR SEPARATION FROM COMPANY.

7.6 No Waiver. No failure by any party hereto at any time to give notice of any breach by another party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.7 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.9 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

7.10 Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

7.11 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

7.12 Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.

7.13 Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

7.14 Term. This Agreement has a term co-extensive with the term of employment provided in Section 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination.

7.15 Entire Agreement. Except as provided in (i) the written benefit plans and programs referenced in Section 6.8 (and any agreements between Company and Executive that have been executed under such plans and programs) and (ii) any signed written agreement contemporaneously or hereafter executed by Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (other than the agreements described in clause (i) of the preceding sentence) are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

7.16 Section 409A. The parties intend that this Agreement be interpreted in a manner to be exempt from the requirements of Section 409A of the Code, and, where not so exempt, to be in compliance therewith. Executive (or his estate or beneficiary) shall have no right to dictate the taxable year in which any payment hereunder should be paid. Notwithstanding any provision of this Agreement to the contrary, only to the extent that this Agreement is subject to the requirements of Section 409A of the Code and is not exempted from such requirements, if at the time of Executive’s termination of employment with Company, Executive is a “specified employee” as defined in Section 409A of the Code, no payment or benefit that results from Executive’s termination of employment will be provided until the date which is six months after the date of Executive’s termination of employment. Payments to which Executive would otherwise be entitled during the six-month period described above will be accumulated and paid in a lump sum on the first day of the seventh month after the date of Executive’s termination of employment. Notwithstanding anything to the contrary, to the extent required by Section 409A of the Code (a) the amount of expenses eligible for reimbursement or to be provided as an in-kind benefit under this Agreement with respect to a calendar year may not affect the expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year and (b) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above to be effective as of the Effective Date.

TMG RECOVERY SERVICES, LLC

By:	/s/ Rod K. Cutsinger
Name:	Rod K. Cutsinger
Title:	Chairman

EXECUTIVE

/s/ Jerry Davis
Name:	Jerry Davis

GUARANTEE

TMG hereby irrevocably and unconditionally guarantees to Executive the full and prompt payment and performance of the obligations of Company set forth in this Agreement. In the event any of the obligations shall not be paid or performed according to their terms, TMG shall immediately pay, perform or cause the payment or performance of the same.

TAYLOR & MARTIN GROUP, INC.

By:	/s/ Rod K. Cutsinger
Name:	Rod K. Cutsinger
Title:	Chairman and Chief Executive Officer

[Signature page to Amended and Restated Employment Agreement]

ANNEX A

TAYLOR & MARTIN GROUP, INC.

2011 OMNIBUS INCENTIVE PLAN

1.	Purpose

The purposes of the Taylor & Martin Group, Inc. 2011 Omnibus Incentive Plan (the “Plan”) are to (i) align the long-term financial interests of employees, directors, consultants, agents and other service providers of the Company and its Subsidiaries with those of the Company’s stockholders; (ii) attract and retain those individuals by providing compensation opportunities that are competitive with other companies; and (iii) provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company and its Subsidiaries.

2.	Term

(a) Effective Date. The Plan was adopted by the Board on                     ,     2011, and approved by the stockholders of the Company on the same day, and shall become effective without further action as of the later of (a) the effectiveness of the Company’s registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission on                     ,     , 2012 as amended (the “IPO Registration Statement”), and (b) the Common Stock being listed or approved for listing upon notice of issuance on the New York Stock Exchange.

(b) Duration. Subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 20 hereof, the Plan shall remain in effect until the earlier of (a) the date all shares of Common Stock subject to the Plan have been purchased or acquired according to the Plan’s provisions or (b) the tenth anniversary of the date the Plan becomes effective pursuant to Section 2(a) hereof. No Awards shall be granted under the Plan after such termination date but Awards granted prior to such termination date shall remain outstanding in accordance with their terms.

3.	Definitions

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that for purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Award” shall mean an Option, SAR, Stock Award or Cash Award granted under the Plan.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing an Award.

“Board” shall mean the Board of Directors of the Company.

“Cash Award” shall mean cash awarded under Section 7(d) of the Plan, including cash awarded as a bonus or upon the attainment of Performance Criteria or otherwise as permitted under the Plan.

“Cause” shall mean, unless otherwise specified in the Award Agreement, (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence; (iii) a material breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any Affiliate; (iv) the plea of guilty or nolo contendere by the Participant to (or conviction of the Participant for the commission of) any felony or any other serious crime involving moral turpitude; (v) a material breach of the Participant’s obligations under any agreement entered into between the Participant and the Company or any Affiliate; or (vii) a material violation of the Company’s written corporate governance guidelines, policies or procedures as specified in the Company’s Employee Handbook.

“Change of Control” shall have the meaning set forth in Section 13.

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder and any successor thereto.

“Committee” shall mean the Board or a committee designated by the Board to administer the Plan. With respect to Awards granted to Covered Employees (or individuals expected to become Covered Employees), such committee shall consist of two or more individuals, each of whom, unless otherwise determined by the Board, is an “outside director” within the meaning of Section 162(m) of the Code and a “nonemployee director” within the meaning of Rule 16b-3 of the Exchange Act.

“Common Stock” shall mean the common stock of the Company, par value $.00001 per share.

“Company” shall mean Taylor & Martin Group, Inc., a Delaware corporation.

“Covered Employee” shall mean a “covered employee,” as such term is defined in Section 162(m)(3) of the Code.

“Deferred Stock” shall mean an Award payable in shares of Common Stock at the end of a specified deferral period that is subject to the terms, conditions and limitations described or referred to in Section 7(c)(iv).

“Disability” shall, unless otherwise provided in an Award Agreement, mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; provided, that, if applicable to the Award, “Disability” shall be determined in a manner consistent with Section 409A of the Code.

“Eligible Recipient” shall mean (i) any employee (including any officer) of the Company or any Subsidiary, (ii) any director of the Company or any Subsidiary or (iii) any individual performing services for the Company or a Subsidiary in the capacity of a consultant or otherwise.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder and any successor thereto.

“Fair Market Value” shall mean, with respect to Common Stock or other property, the fair market value of such Common Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Common Stock as of a particular date shall mean (i) the closing price per share of Common Stock on the national securities exchange on which the Common Stock is principally traded, for the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

“ISO” shall mean an Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

“Nonqualified Stock Option” shall mean an Option that is granted to a Participant that is not designated as an ISO.

“Option” shall mean the right to purchase a specified number of shares of Common Stock at a stated exercise price for a specified period of time subject to the terms, conditions and limitations described or referred to in Section 7(a). The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”

“Participant” shall mean an Eligible Recipient who has been granted an Award under the Plan.

“Performance Criteria” shall mean performance criteria based on the attainment by the Company or any Subsidiary (or any division or business unit of such entity) of performance measures pre-established by the Committee in its sole discretion, based on one or more of the following: (1) return on total stockholder equity; (2) earnings per share of Common Stock; (3) net income (before or after taxes); (4) earnings before any or all of interest, taxes, minority interest, depreciation and amortization; (5) sales or revenues; (6) return on assets, capital or investment; (7) market share; (8) cost reduction goals; (9) implementation or completion of critical projects or processes; (10) cash flow; (11) gross or net profit margin; (12) achievement of strategic goals; (13) growth and/or performance of the Company’s sales force; (14) operating service levels; and (15) any combination of, or a specified increase in, any of the foregoing. The Performance Criteria may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval) or to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee in its sole discretion may designate additional business criteria on which the Performance Criteria may be based or adjust, modify or amend the aforementioned business criteria. Performance Criteria may include a threshold level of performance below which no Award will be earned, a level of performance at which the target amount of an Award will be earned and a level of performance at which the maximum amount of the Award will be earned. The Committee, in its sole discretion, shall make equitable adjustments to the Performance Criteria in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, as applicable.

“Person” shall have the meaning set forth in Section 14(d)(2) of the Exchange Act.

“Plan Administrator” shall have the meaning set forth in Section 10.

“Restricted Stock” shall mean an Award of Common Stock that is subject to the terms, conditions, restrictions and limitations described or referred to in Section 7(c)(iii).

“SABA” means SABA Group, LLC, a Texas limited liability company, and its Affiliates.

“SAR” shall mean a stock appreciation right that is subject to the terms, conditions, restrictions and limitations described or referred to in Section 7(b).

“Section 16(a) Officer” shall mean an Eligible Recipient who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Separation from Service” shall have the meaning set forth in Section 1.409A-l(h) of the Treasury Regulations.

“Specified Employee” shall have the meaning set forth in Section 409A of the Code and the Treasury Regulations promulgated thereunder.

“Stock Award” shall have the meaning set forth in Section 7(c)(i).

“Stock Payment” shall mean a stock payment that is subject to the terms, conditions, and limitations described or referred to in Section 7(c)(ii).

“Stock Unit” shall mean a stock unit that is subject to the terms, conditions and limitations described or referred to in Section 7(c)(v).

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain (or such lesser percent as is permitted by Section 1.409A-l(b)(5)(iii)(E) of the Treasury Regulations).

“Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Internal Revenue Service, as amended.

4.	Administration

(a) Committee Authority. The Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures and guidelines governing the Plan and the Awards as it deems appropriate, in its sole discretion, from time to time. The Committee’s authority shall include, but not be limited to, the authority to (i) determine the type of Awards to be granted under the Plan; (ii) select Award recipients and determine the extent of their participation; (iii) determine Performance Criteria no later than such time as required to ensure that an underlying Award which is intended to comply with Section 162(m) of the Code so complies; and (iv) establish all other terms, conditions, and limitations applicable to Awards, Award programs and, if applicable, the shares of Common Stock issued pursuant thereto. The Committee may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards, waive any conditions or restrictions imposed with respect to Awards or the Common Stock issued pursuant to Awards and make any and all other determinations that it deems appropriate with respect to the administration of the Plan, subject to (A) the limitations contained in Section 4(d) of the Plan and Section 409A of the Code with respect to all Participants and (B) the provisions of Section 162(m) of the Code with respect to Covered Employees to the extent that an Award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(b) Administration of the Plan. The administration of the Plan shall be managed by the Committee. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee shall have the power to prescribe and modify the forms of Award Agreement, correct any defect, supply any omission or clarify any inconsistency in the Plan and/or in any Award Agreement and take such actions and make such administrative determinations that the Committee deems appropriate in its sole discretion. Any decision of the Committee in the administration of the Plan, as described herein, shall be final, binding and conclusive on all parties concerned, including the Company, its stockholders and Subsidiaries and all Participants.

(c) Delegation of Authority. To the extent permitted by applicable law, the Committee may at any time delegate to one or more officers or directors of the Company some or all of its authority over the administration of the Plan, with respect to individuals who are not Section 16(a) Officers or Covered Employees.

(d) Prohibition Against Repricing. Except as set forth in Section 6(e) hereof, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards, or Options and SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.

(e) Indemnification. No member of the Committee or any other Person to whom any duty or power relating to the administration or interpretation of the Plan has been delegated shall be personally liable for any action or determination made with respect to the Plan, except for his or her own willful misconduct or as expressly provided by statute. The members of the Committee and its delegates, including any employee with responsibilities relating to the administration of the Plan, shall be entitled to indemnification and reimbursement from the Company, to the extent permitted by applicable law and the By-laws and policies of the Company. In the performance of its functions under the Plan, the Committee (and each member of the Committee and its delegates) shall be entitled to rely upon information and advice furnished by the Company’s officers, accountants, counsel and any other party they deem appropriate, and neither the Committee nor any such Person shall be liable for any action taken or not taken in reliance upon any such advice.

5.	Participation

(a) Eligible Employees. Subject to Section 7 hereof, the Committee shall determine, in its sole discretion, which Eligible Recipients shall be granted Awards under the Plan.

(b) Participation outside of the United States. In order to facilitate the granting of Awards to Employees who are foreign nationals or who are employed outside of the U.S., the Committee may provide for such special terms and conditions, including, without limitation, substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve any supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for the purposes of this Section 5(b) without thereby affecting the terms of this Plan as in effect for any other purpose, and the appropriate officer of the Company may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the intent and purpose of this Plan, as then in effect; and further provided that any such action taken with respect to a Covered Employee shall be taken in compliance with Section 162(m) of the Code to the extent that an Award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and that any such action taken with respect to an Employee who is subject to Section 409A of the Code shall be taken in compliance with Section 409A of the Code.

6.	Available Shares of Common Stock

(a) Shares Subject to the Plan. Common Stock issued pursuant to Awards granted under the Plan may be shares that have been authorized but unissued, or have been previously issued and reacquired by the Company, or both. Reacquired shares of Common Stock may consist of shares purchased in open market transactions or otherwise. Subject to the following provisions of this Section 6, the aggregate number of shares of Common Stock that may be issued to Participants pursuant to Awards shall not exceed an aggregate of             shares of Common Stock, of which                      1 shares may be granted as ISOs. The foregoing aggregate

[1]	10 percent of all shares of Common Stock outstanding on the Effective Date, other than outstanding Restricted Stock issued in Consolidating Transactions.

number also includes up to         shares that are intended to be issued on the Effective Date in the form of Restricted Stock, the lapse of forfeiture restrictions with respect to which will be conditioned upon certain Performance Criteria, to certain new employees of the Company that transitioned from the businesses that will be consolidated into the Company on the Effective Date as described in the IPO Registration Statement (each a “Consolidating Transaction”).

(b) Forfeited and Expired Awards. Awards (or a portion of an Award) made under the Plan which, at any time, are forfeited, expire or are canceled or settled without issuance of shares of Common Stock (collectively, the “Forfeited Shares”) shall not count towards the maximum number of shares that may be issued under the Plan as set forth in Section 6(a) and shall be available for future Awards under the Plan. Notwithstanding the foregoing, any and all shares of Common Stock that are (i) tendered in payment of an Option exercise price (whether by attestation or by other means); (ii) withheld by the Company to satisfy any tax withholding obligation; (iii) repurchased by the Company with Option exercise proceeds; (iv) covered by an SAR (to the extent that it is exercised and settled in shares of Common Stock, without regard to the number of shares of Common Stock that are actually issued to the Participant upon exercise); or (v) Forfeited Shares that were issued as Restricted Stock in a Consolidating Transaction shall be considered issued pursuant to the Plan and shall not be added to the maximum number of shares that may be issued under the Plan as set forth in Section 6(a).

(c) Other Items Not Included in Allocation. The maximum number of shares that may be issued under the Plan as set forth in Section 6(a) shall not be affected by (i) the payment in cash of dividends or dividend equivalents in connection with outstanding Awards; (ii) the granting or payment of stock-denominated Awards that by their terms may be settled only in cash or the granting of Cash Awards; or (iii) Awards that are granted in connection with a transaction between the Company or a Subsidiary and another entity or business in substitution or exchange for, or conversion adjustment, assumption or replacement of, awards previously granted by such other entity to any individuals who have become Eligible Recipients as a result of such transaction.

(d) Other Limitations on Shares that May be Granted under the Plan. Subject to Section 6(e), the aggregate number of shares of Common Stock that may be granted to any Covered Employee during a calendar year in the form of Options, SARs, and/or Stock Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code shall not exceed             2 shares. Determinations made under this Section 6(d) with respect to Covered Employees shall be made in a manner consistent with Section 162(m) of the Code.

(e) Adjustments. In the event of any change in the Company’s capital structure, including, but not limited to, a change in the number of shares of Common Stock outstanding, on account of (i) any stock dividend, stock split, reverse stock split or any similar equity restructuring or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, or divesture or any other similar event affecting the Company’s capital structure, to reflect such change in the Company’s capital structure, the Committee shall make appropriate equitable adjustments to the maximum number of shares of Common Stock that may be issued under the Plan as set forth in Section 6(a) and to the maximum number of

[2]	Largest number of shares of Restricted Stock issuable in any Consolidating Transaction.

shares that may be granted to any single individual pursuant to Section 6(d). In the event of any extraordinary dividend, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any transaction or event described above, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make appropriate equitable adjustments to the number or kind of shares subject to an outstanding Award, the exercise price applicable to an outstanding Award (subject to the limitation contained in Section 4(d), and/or any measure of performance that relates to an outstanding Award, including any applicable Performance Criteria. Any adjustment to ISOs under this Section 6(e) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 6(e) shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. With respect to Awards subject to Section 409A of the Code, any adjustments under this Section 6(e) shall conform to the requirements of Section 409A of the Code. Furthermore, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments shall be made only to the extent that the Committee determines that such adjustments may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. Notwithstanding anything set forth herein to the contrary, the Committee may, in its discretion, decline to adjust any Award made to a Participant, if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Participant or to the Company.

7.	Awards Under The Plan

Awards under the Plan may be granted as Options, SARs, Stock Awards or Cash Awards, as described below. Awards may be granted singly, in combination or in tandem as determined by the Committee, in its sole discretion.

(a) Options. Options granted under the Plan shall be designated as Nonqualified Stock Options or ISOs. Options shall expire after such period, not to exceed ten years, as may be determined by the Committee. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires or is otherwise canceled pursuant to its terms. Except as otherwise provided in this Section 7(a), Options shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time.

(i) ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Committee from time to time in accordance with the Plan. At the discretion of the Committee, ISOs may be granted only to an employee of the Company or a Subsidiary.

(ii) Exercise Price. The Committee shall determine the exercise price per share for each Option, which shall not be less than 100 percent of the Fair Market Value of the Common Stock for which the Option is exercisable at the time of grant.

(iii) Exercise of Options. Upon satisfaction of the applicable conditions relating to vesting and exercisability, as determined by the Committee, and upon provision for the payment in full of the exercise price and applicable taxes due, the Participant shall be entitled to exercise the Option and receive the number of shares of Common Stock issuable in connection with the Option exercise. The shares of Common Stock issued in connection with the Option exercise may be subject to such conditions and restrictions as the Committee may determine, from time to time. The exercise price of an Option and applicable withholding taxes relating to an Option exercise may be paid by methods permitted by the Committee from time to time including, but not limited to, (l) a cash payment; (2) tendering (either actually or by attestation) shares of Common Stock owned by the Participant (for any minimum period of time that the Committee, in its discretion, may specify), valued at the Fair Market Value at the time of exercise; (3) arranging to have the appropriate number of shares of Common Stock issuable upon the exercise of an Option withheld or sold; or (4) any combination of the above. Additionally, the Committee may provide that an Option may be “net exercised,” meaning that upon the exercise of an Option or any portion thereof, the Company shall deliver the greatest number of whole shares of Common Stock having a Fair Market Value on the date of exercise not in excess of the difference between (x) the aggregate Fair Market Value of the shares of Common Stock subject to the Option (or the portion of such Option then being exercised) and (y) the aggregate exercise price for all such shares of Common Stock under the Option (or the portion thereof then being exercised) plus (to the extent it would not give rise to adverse accounting consequences pursuant to applicable accounting principles) the amount of withholding tax due upon exercise, with any fractional share that would result from such equation to be payable in cash, to the extent practicable, or canceled.

(iv) ISO Grants to 10 percent Stockholders. Notwithstanding anything to the contrary in this Section 7(a), if an ISO is granted to a Participant who owns stock representing more than ten percent of the voting power of all classes of stock of the Company, its “parent corporation” (as such term is defined in Section 424 (e) of the Code) or a Subsidiary, the term of the Option shall not exceed five years from the time of grant of such Option and the exercise price shall be at least 110 percent of the Fair Market Value (at the time of grant) of the Common Stock subject to the Option.

(v) $100,000 Per Year Limitation/or ISOs. To the extent the aggregate Fair Market Value (determined at the time of grant) of the Common Stock for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

(vi) Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date he or she makes a “disqualifying disposition” of any shares of Common Stock acquired pursuant to the exercise of such ISO. A “disqualifying disposition” is any disposition (including any sale) of such Common Stock before the later of (i) two years after the time of grant of the ISO and (ii) one year after the date the Participant acquired the shares of Common Stock by exercising the ISO. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any shares of Common Stock acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Stock.

(b) Stock Appreciation Rights. A SAR represents the right to receive a payment in cash, Common Stock, or a combination thereof, in an amount equal to the excess of the Fair Market Value of a specified number of shares of Common Stock at the time the SAR is exercised over the exercise price of such SAR, which shall be no less than 100 percent of the Fair Market Value of the same number of shares at the time the SAR was granted. Except as otherwise provided in this Section 7(b), SARs shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. A SAR may only be granted to an Eligible Recipient to whom an Option could be granted under the Plan.

(c) Stock Awards.

(i) Form of Awards. The Committee may grant Awards that are payable in shares of Common Stock or denominated in units equivalent in value to shares of Common Stock or are otherwise based on or related to shares of Common Stock (“Stock Awards”), including, but not limited to, Restricted Stock, Deferred Stock and Stock Units. Stock Awards shall be subject to such terms, conditions (including, without limitation, service-based and performance-based vesting conditions), restrictions and limitations as the Committee may determine to be applicable to such Stock Awards, in its sole discretion, from time to time.

(ii) Stock Payment. If not prohibited by applicable law, the Committee may issue unrestricted shares of Common Stock, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine; provided, however, that to the extent Section 409A of the Code is applicable to the grant of unrestricted shares of Common Stock that are issued in tandem with another Award, then such tandem Awards shall conform to the requirements of Section 409A of the Code. A Stock Payment may be granted as, or in payment of, a bonus (including, without limitation, any compensation that is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code), or to provide incentives or recognize special achievements or contributions.

(iii) Restricted Stock. Restricted Stock shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time. The number of shares of Restricted Stock allocable to an Award under the Plan shall be determined by the Committee in its sole discretion.

(iv) Deferred Stock. Subject to Section 409A of the Code to the extent applicable, Deferred Stock shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. A Participant who receives an Award of Deferred Stock shall be entitled to receive the number of shares of Common Stock allocable to his or her Award, as determined by the Committee in its sole discretion, from time to time, at the end of a specified deferral period determined by the Committee. Awards of Deferred Stock represent only an unfunded, unsecured promise to deliver shares in the future and do not give Participants any greater rights than those of an unsecured general creditor of the Company.

(v) Stock Units. A Stock Unit is an Award denominated in shares of Common Stock that may be settled either in shares of Common Stock or in cash, in the discretion of the Committee, and, subject to Section 409A of the Code to the extent applicable, shall be subject to such other terms, conditions, restrictions and limitations determined by the Committee from time to time in its sole discretion.

(d) Cash Awards. The Committee may grant Awards that are payable to Participants in cash, as deemed by the Committee to be consistent with the purposes of the Plan, and, except as otherwise provided in this Section 7(d), such Cash Awards shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time. Awards granted pursuant to this Section 7(d) may be granted with value and payment contingent upon the achievement of Performance Criteria, and, if so granted, such criteria shall relate to periods of performance equal to or exceeding one calendar year. The maximum amount that any Covered Employee may receive with respect to a Cash Award granted pursuant to this Section 7(d) in respect of any annual performance period is $            3 and for any other performance period in excess of one year, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve. Payments earned hereunder may be decreased or, with respect to any Participant who is not a Covered Employee, increased in the sole discretion of the Committee based on such factors as it deems appropriate. No payment shall be made to a Covered Employee under this Section 7(d) prior to the certification by the Committee that the Performance Criteria have been attained. The Committee may establish such other rules applicable to Cash Awards to the extent not inconsistent with Section 162(m) of the Code.

8.	Forfeiture Provisions Following a Termination of Employment or Service as a Consultant or Independent Contractor

Except where prohibited by applicable law or where otherwise determined by the Committee, in any instance where the rights of a Participant with respect to an Award extend past the date of termination of a Participant’s service to the Company or its Subsidiaries, all of such rights shall terminate and be forfeited, if, in the determination of the Committee, the Participant, at any time subsequent to his or her termination of service, engages, directly or indirectly, either personally or as an employee, agent, partner, stockholder, officer or director of, or consultant to, any Person engaged in any business in which the Company or its Subsidiaries is engaged, in conduct that breaches any obligation or duty of such Participant to the Company or a Subsidiary or that is in material competition with the Company or a Subsidiary or is materially injurious to the Company or a Subsidiary, monetarily or otherwise, which conduct shall include, but not be limited to, (i) disclosing or misusing any confidential information pertaining to the Company or a Subsidiary; (ii) any attempt, directly or indirectly, to induce any employee or agent of the Company or any Subsidiary to be employed or perform services elsewhere; (iii) any attempt by a Participant, directly or indirectly, to solicit the trade of any customer or supplier or prospective customer or supplier of the Company or any Subsidiary; or (iv) disparaging the Company, any Subsidiary or any of their respective officers or directors. The Committee shall make the determination of whether any conduct, action or failure to act falls within the scope of activities contemplated by this Section 8, in its sole discretion. For purposes of this Section 8, a

[3]

The value of the number of shares of Common Stock referred to in Section 6(d) multiplied by the price to the public of the Common Stock in the Company’s initial public offering described in the IPO Registration Statement.

Participant shall not be deemed to be a stockholder of a competing entity if the Participant’s record and beneficial ownership amount to not more than one percent of the outstanding capital stock of any company subject to the periodic and other reporting requirements of the Exchange Act.

9.	Dividends and Dividend Equivalents

The Committee may, in its sole discretion, provide that Stock Awards shall earn dividends or dividend equivalents, as applicable. Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, restrictions and limitations as the Committee may establish, from time to time, in its sole discretion, including, without limitation, reinvestment in additional shares of Common Stock or common share equivalents; provided, however, if the payment or crediting of dividends or dividend equivalents is in respect of a Stock Award that is subject to Section 409A of the Code, then the payment or crediting of such dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing. Notwithstanding the foregoing, dividends or dividend equivalents may not be paid or accrue with respect to any Stock Award subject to the achievement of Performance Criteria, unless and until the relevant Performance Criteria have been satisfied, and then only to the extent determined by the Committee, as specified in the Award Agreement.

10.	Voting

The Committee shall determine whether a Participant shall have the right to direct the vote of shares of Common Stock allocated to a Stock Award. If the Committee determines that a Stock Award shall carry voting rights, the shares allocated to such Stock Award shall be voted by such Person as the Committee may designate (the “Plan Administrator”) in accordance with instructions received from Participants (unless to do so would constitute a violation of fiduciary duties or any applicable exchange rules). In such cases, shares subject to Awards as to which no instructions are received shall be voted by the Plan Administrator proportionately in accordance with instructions received with respect to all other Awards (including, for these purposes, outstanding awards granted under any other plan of the Company) that are eligible to vote (unless to do so would constitute a violation of fiduciary duties or any applicable exchange rules).

11.	Payments and Deferrals

(a) Payment of vested Awards may be in the form of cash, Common Stock or combinations thereof as the Committee shall determine, subject to such terms, conditions, restrictions and limitations as it may impose. The Committee may (i) postpone the exercise of Options or SARs (but not beyond their expiration dates), (ii) require or permit Participants to elect to defer the receipt or issuance of shares of Common Stock pursuant to Awards or the settlement of Awards in cash (including Cash Awards) under such rules and procedures as it may establish, in its discretion, from time to time, (iii) provide for deferred settlements of Awards including the payment or crediting of earnings on deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in common share equivalents, and (iv) stipulate in any Award Agreement, either at the time of grant or by subsequent amendment, that a payment or portion of a payment of an Award be delayed in the event that Section 162(m) of the Code (or any successor or similar provision of the Code) would disallow a tax deduction by the Company for all or a portion of such payment; provided, that the period of any such delay in payment shall be until the payment, or portion thereof, is tax deductible, or such earlier date as the Committee shall determine in its sole discretion. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code, the Committee shall not take any action described in the preceding sentence unless it determines that such action will not result in any adverse tax consequences under Section 409A of the Code.

(b) If, pursuant to any Award granted under the Plan, a Participant is entitled to receive a payment on a specified date, such payment shall be deemed made as of such specified date if it is made (i) not earlier than 30 days before such specified date and (ii) not later than December 31 of the year in which such specified date occurs or, if later, the fifteenth day of the third month following such specified date, in each case provided that, to the extent necessary to avoid the imposition of additional taxes or penalties under Section 409A of the Code, the Participant shall not be permitted, directly or indirectly, to designate the taxable year in which such payment is made.

(c) Notwithstanding the foregoing, to the extent necessary to avoid the imposition of additional taxes or penalties under Section 409A of the Code, if a Participant is a Specified Employee at the time of his or her Separation from Service, any payment(s) with respect to any Award subject to Section 409A of the Code to which such Participant would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

(d) If, pursuant to any Award granted under the Plan, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the same meaning as provided in Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.

12.	Nontransferability

Awards granted under the Plan, and during any period of restriction on transferability, shares of Common Stock issued in connection with the exercise of an Option or a SAR, may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Committee. No Award or interest or right therein shall be subject to the debts, contracts or engagements of a Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy and divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit (on such terms, conditions and limitations as it may establish) Nonqualified Stock Options and/or shares issued in connection with an Option or a SAR exercise that are subject to restrictions on transferability, to be transferred to a member of a Participant’s immediate family or to a trust or similar vehicle for the benefit of a Participant’s immediate family members. During the lifetime of a Participant, all rights with respect to Awards shall be exercisable only by such Participant or, if applicable pursuant to the preceding sentence, a permitted transferee.

13.	Change of Control

(a) Unless otherwise determined in an Award Agreement, in the event of a Change of Control:

(i) With respect to each outstanding Award that is assumed or substituted in connection with a Change of Control, in the event of a termination of a Participant’s employment or service without Cause during the 24-month period following such Change of Control, (i) such Award shall become fully vested and exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) and any performance conditions imposed with respect to Awards shall be deemed to be achieved at target performance levels.

(ii) With respect to each outstanding Award that is not assumed or substituted in connection with a Change of Control, immediately upon the occurrence of the Change of Control, (x) such Award shall become fully vested and exercisable, (y) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (z) any performance conditions imposed with respect to Awards shall be deemed to be achieved at target performance levels.

(iii) For purposes of this Section 13, an Award shall be considered assumed or substituted for if, following the Change of Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change of Control except that, if the Award related to shares of Common Stock, the Award instead confers the right to receive common stock of the acquiring entity.

(iv) Notwithstanding any other provision of the Plan, in the event of a Change of Control, except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Committee may, in its discretion, provide that each Award shall, immediately upon the occurrence of a Change of Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (y) the excess of the consideration paid per share of Common Stock in the Change of Control over the exercise or purchase price (if any) per share of Common Stock subject to the Award multiplied by (z) the number of shares of Common Stock granted under the Award.

(b) A “Change of Control” shall be deemed to occur if and when the first of the following occurs:

(i) any Person, other than SABA is or becomes a beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing             4 percent or more of the combined voting power of the Company’s then outstanding securities (other than through acquisitions from SABA or the Company);

[4]	The number of shares of Common Stock expected to be owned by SABA on the Effective Date, expressed as a percentage of all outstanding shares of Common Stock on that date.

(ii) any plan or proposal for the dissolution or liquidation of the Company is adopted by the stockholders of the Company;

(iii) individuals who, as of the Effective Date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iv) all or substantially all of the assets of the Company are sold, transferred or distributed; or

(v) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50 percent of the combined voting power of the Company or other entity resulting from such Transaction (disregarding, in each case, SABA) in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such Transaction; provided, however, that a Transaction shall not constitute a Change in Control if the Transaction occurs at such time that SABA owns more than 50 percent of the combined voting power of the Company.

(c) Notwithstanding the foregoing, no event shall constitute a Change of Control if, immediately following such event, (i) SABA beneficially owns, directly or indirectly, 33 1/3 percent or more of the combined voting power of the Company’s then outstanding securities (or, in the case of clause 13(b)(v) above, voting securities of the entity resulting from the applicable Transaction entitled to vote generally in the election of directors), and (y) no person (other than the Company or any employee benefit plan (or related trust) of the Company or the resulting entity) owns, directly or indirectly, more of the combined voting power of the Company’s then outstanding securities (or, in the case of clause 13(b)(v) above, voting securities of the entity resulting from the applicable Transaction entitled to vote generally in the election of directors) than SABA.

(d) Notwithstanding the foregoing, for each Award that constitutes deferred compensation under Section 409A of the Code, a Change of Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

14.	Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement (as such may be amended from time to time) that sets forth the terms, conditions, restrictions and limitations applicable to the Award, including, but not limited to, the provisions governing vesting, exercisability, payment, forfeiture, and termination of employment, all or some of which may be incorporated by reference into one or more other documents delivered or otherwise made available to a Participant in connection with an Award.

15.	Tax Withholding

Participants shall be solely responsible for any applicable taxes (including, without limitation, income, payroll and excise taxes) and penalties, and any interest that accrues thereon, which they incur in connection with the receipt, vesting or exercise of an Award. The Company and its Subsidiaries shall have the right to require payment of, or may deduct from any payment made under the Plan or otherwise to a Participant, or may permit shares to be tendered or sold, including shares of Common Stock delivered or vested in connection with an Award, in an amount sufficient to cover withholding of any federal, state, local, foreign or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and to take such other action as may be necessary to satisfy any such withholding obligations. It shall be a condition to the obligation of the Company to issue Common Stock upon the exercise of an Option or a SAR that the Participant pay to the Company, on demand, such amount as may be requested by the Company for the purpose of satisfying any tax withholding liability. If the amount is not paid, the Company may refuse to issue shares.

16.	Other Benefit and Compensation Programs

Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program unless specifically provided for under the plan or program. Unless specifically set forth in an Award Agreement, Awards under the Plan are not intended as payment for compensation that otherwise would have been delivered in cash, and even if so intended, such Awards shall be subject to such vesting requirements and other terms, conditions and restrictions as may be provided in the Award Agreement.

17.	Unfunded Plan

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other Person. To the extent any Participant holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any Participant or any other Person any right, title, or interest in any assets of the Company.

18.	Rights as a Stockholder

Unless the Committee determines otherwise, a Participant shall not have any rights as a stockholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record with respect to such shares. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 9.

19.	Future Rights

No Eligible Recipient shall have any claim or right to be granted an Award under the Plan. There shall be no obligation of uniformity of treatment of Eligible Recipients under the Plan. Further, the Company and its Subsidiaries may adopt other compensation programs, plans or arrangements as deemed appropriate or necessary. The adoption of the Plan, or grant of an Award, shall not confer upon any Eligible Recipient any right to continued employment or service in any particular position or at any particular rate of compensation, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment or service of Eligible Recipients at any time, free from any claim or liability under the Plan.

20.	Amendment and Termination

(a) The Plan and any Award may be amended, suspended or terminated at any time by the Board, provided that no amendment shall be made without stockholder approval if it would (i) materially increase the number of shares available under the Plan, (ii) materially expand the types of awards available under the Plan, (iii) materially expand the class of individuals eligible to participate in the Plan, (iv) materially extend the term of the Plan, (v) materially change the method of determining the exercise price of an Award, (vi) delete or limit the prohibition against repricing contained in Section 4(d), or (vii) otherwise require approval by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted). Notwithstanding the foregoing, with respect to Awards subject to Section 409A of the Code, any amendment, suspension or termination of the Plan or any such Award shall conform to the requirements of Section 409A of the Code. Except as otherwise provided in Section 13(a)and Section 20(b) and (c), no termination, suspension or amendment of the Plan or any Award shall adversely affect the right of any Participant with respect to any Award theretofore granted, as determined by the Committee, without such Participant’s written consent.

(b) The Committee may amend or modify the terms and conditions of an Award to the extent that the Committee determines, in its sole discretion, that the terms and conditions of the Award violate or may violate Section 409A of the Code; provided, however, that (i) no such amendment or modification shall be made without the Participant’s written consent if such amendment or modification would violate the terms and conditions of a Participant’s offer letter or employment agreement, and (ii) unless the Committee determines otherwise, any such amendment or modification of an Award made pursuant to this Section 20(b) shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision without contravening the provisions of Section 409A of the Code. The amendment or modification of any Award pursuant to this Section 20(b) shall be at the Committee’s sole discretion and the Committee shall not be obligated to amend or modify any Award or the Plan, nor shall the Company be liable for any adverse tax or other consequences to a Participant resulting from such amendments or modifications or the Committee’s failure to make any such amendments or modifications for purposes of complying with Section 409A of the Code or for any other purpose. To the extent the Committee amends or modifies an Award pursuant to this Section 20(b), the Participant shall receive notification of any such changes to his or her Award and, unless the Committee determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the applicable Award and Award Agreement.

21.	Reimbursement or Cancellation of Certain Awards

In the event that the Board determines that an Award that was granted, vested or paid based on the achievement of Performance Criteria or other performance metrics would not have been granted, vested or paid absent fraud or misconduct, or that would not have been granted, vested or paid absent events giving rise to a restatement of the Company’s financial statements, or a significant write-off not in the ordinary course affecting the Company’s financial statements, the Board, in its discretion, shall take such action as it deems necessary or appropriate to address the fraud, misconduct, write-off or restatement. Such actions may include, without limitation and to the extent permitted by applicable law, in appropriate cases, (i) requiring partial or full reimbursement of any Cash Award granted to the Participant, (ii) causing the partial or full cancellation of any Award granted to the Participant or (iii) requiring partial or full repayment of the value of the Common Stock acquired on vesting or settlement of an Award, in each case as the Board determines to be in the best interests of the Company.

22.	Successors and Assigns

The Plan and any applicable Award Agreement shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

23.	Governing Law

The Plan and all agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

24.	Section 409A of the Code

The intent of the parties is that payments and benefits under the Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith.

25.	No Liability With Respect to Tax Qualification or Adverse Tax Treatment

Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any Affiliate be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Section 409A of the Code.

ANNEX B

TAYLOR & MARTIN GROUP, INC.

RESTRICTED STOCK AWARD AGREEMENT

Taylor & Martin Group, Inc., a Delaware corporation (the “Company”), hereby grants to                          (the “Participant”), the restricted shares (“Restricted Shares”) of common stock, par value $0.00001 per share of the Company (“Common Stock”) referred to in Section 1 below pursuant to the Taylor & Martin Group, Inc. 2011 Omnibus Incentive Plan (the “Plan”). The terms, conditions and restrictions applicable to the Restricted Shares are contained in the Plan and in this Restricted Stock Award Agreement (the “Agreement”). Capitalized terms not defined herein shall have the meaning assigned to such terms in the Plan.

1. Grant of Restricted Shares.

Grant Date:	, 20
Number of Shares:	[# SHARES]
Forfeiture Lapse Dates (20% of the Restricted Shares shall be released from risk of forfeiture on each specified date, provided the performance target, if applicable, for that date set forth in Section 14 below has been met):	First Anniversary of Grant Date Second Anniversary of Grant Date Third Anniversary of Grant Date Fourth Anniversary of Grant Date Fifth Anniversary of Grant Date

2. Termination of Employment. Notwithstanding anything to the contrary herein, upon a termination of the Participant’s employment, the Restricted Shares shall be treated as follows (unless the terms of any Employment Agreement between the Company or one of its Affiliates and the Participant (an “Employment Agreement”) expressly provide otherwise, in which event the terms of the Employment Agreement shall control the results of such termination):

(a) Voluntary Resignation; Termination for Cause. If the Participant voluntarily terminates employment with the Company other than for Good Reason (as hereinafter defined) or if the Company terminates the Participant’s employment for Cause, the Restricted Shares that are still subject to risk of forfeiture on the date the Participant’s employment is so terminated will be forfeited, the forfeited portion of the Restricted Shares (if any) will be canceled and the Participant shall have no further rights of any kind with respect to any forfeited Restricted Shares. Notwithstanding anything in the Plan to the contrary, for purposes of this Agreement, “Cause” shall mean:

(i) the Participant’s willful misconduct or gross negligence that causes material harm to the Company;

(ii) a material violation of the Company’s written corporate governance guidelines, policies or procedures as specified in the Company’s Employee Handbook;

(iii) the Participant’s habitual substance abuse;

(iv) the Participant’s willful and continued failure (other than as a result of physical or mental incapacity) to perform the duties of the Participant’s position or to follow the legal direction of the Committee which is not cured within 30 days following written notice from the Committee specifying such failure;

(v) the Participant’s being convicted of, or pleading guilty or nolo contendere to a felony or a crime involving moral turpitude, dishonesty or breach of trust;

(vi) the Participant’s willful theft, embezzlement or act of comparable dishonesty against the Company or any Affiliate; or

(vii) a material breach by the Participant of the provisions of this Section (2(a), which breach is not (if curable) cured by the Participant within 30 days following his receipt of written notice thereof.

For purposes of this definition, no act or failure to act by the Participant shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company or an Affiliate. A termination of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Committee at a meeting of the Committee called and held for such purpose (at which the Participant has been given the opportunity to appear with counsel on reasonable written notice specifying the alleged Cause event), finding that, in the good faith opinion of the Committee, the Participant is guilty of the conduct described in one or more of the clauses of this paragraph (a), and specifying the particulars thereof in detail.

(b) Death or Involuntary Termination Other than for Cause. If the Participant’s employment is terminated by the Company for any reason other than Cause (other than following the Participant’s disability, as described below) or by the Participant for Good Reason, or upon the Participant’s death, the forfeiture provisions applicable to the Restricted Shares (if any) will lapse as of the termination date. The Participant’s employment may be terminated by the Participant for “Good Reason” if (x) an event or circumstance set forth in clauses (i) – (v) of this Section 2(b) below shall have occurred and the Participant provides the Company with written notice thereof within 90 days after the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Participant believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice (the “Cure Period”), and (z) the Participant resigns within 30 days after the end of the Cure Period. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the Participant’s written consent, the occurrence of any of the following:

(i) a material diminution by the Company in the Participant’s annual base salary or a material diminution in the Participant’s target bonus opportunity as a percentage of the Participant’s annual base salary;

(ii) a material diminution in the Participant’s authority, duties or responsibilities;

(iii) a material diminution in the Participant’s reporting relationship;

(iv) any requirement that the Participant’s principal business location be at any office or location more than 25 miles from the Participant’s principal business location as of the date immediately prior to such relocation (other than to an office or location closer to the Participant’s home residence); or

(v) any material breach of this Agreement by the Company.

(c) Disability. The Restricted Shares will continue to be subject to risk of forfeiture during the first 12 months of the Participant’s approved disability leave pursuant to the Company disability policy applicable to the Participant (the “Disability Policy”). If the Participant remains on an approved disability leave for more than one year pursuant to the Disability Policy, the risk of forfeiture provisions applicable to the Restricted Shares (if any) will lapse as of the first anniversary of the commencement of such approved disability leave.

3. Stockholder Rights. The Participant will have all of the rights of a holder of shares with respect to the Restricted Shares (until and unless the Restricted Shares are forfeited), including, without limitation, the right to vote such shares and the right to receive all dividends or other distributions with respect to such shares, both prior to and after the lapse and removal of the forfeiture provisions set forth herein, and, if shares are ultimately forfeited, prior to such forfeiture.

4. Consent to Electronic Delivery. In lieu of receiving documents in paper format, by receipt of the Restricted Shares, the Participant consents, to the fullest extent permitted by law, to electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements and all other forms or communications) in connection with the Restricted Shares. Electronic delivery of a document to the Participant may be via the Company’s e-mail system or by reference to a location on an Internet site to which the Participant has access.

5. Tax Withholding. The Participant shall be solely responsible for any applicable taxes (including, without limitation, income, payroll and excise taxes) and penalties, and any interest that accrues thereon, incurred in connection with the Restricted Shares, including the payment of any dividends with respect thereto. Upon the lapse of the forfeiture provisions applicable to the Restricted Shares, the Company shall have the right to require payment of, or may deduct or sell a number of shares sufficient to cover, withholding of any applicable federal, state, local, foreign or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and to take such other action as may be necessary to satisfy any such withholding obligations.

6. Entire Agreement. The Agreement and the Plan constitute the entire understanding between the Company and the Participant regarding the Restricted Shares and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof; provided that in the event that the terms of an Employment Agreement are inconsistent with the terms of the Agreement or the Plan, the terms of the Employment Agreement shall control.

7. No Right to Employment. Nothing contained herein, in the Plan, or in any prospectus shall confer upon the Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

8. Arbitration. Any disputes related to the Restricted Shares shall be resolved by arbitration in accordance with the Company’s arbitration policies. In the absence of an effective arbitration policy, the Participant acknowledges and agrees that any dispute related to the Restricted Shares shall be submitted to arbitration in accordance with the Commercial Rules of the American Arbitration Association, if so elected by the Company in its sole discretion.

9. Conflict. In the event of a conflict between the Agreement and the Plan, the Plan shall control. In the event of a conflict between the Agreement or the Plan, on the one hand, and any Employment Agreement, on the other hand, the terms of the Employment Agreement shall control.

10. Governing Law. The Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. The Participant and the Company consent to the exclusive jurisdiction and venue in the federal and state courts of the State of Texas sitting in Harris County for the resolution of all disputes arising under, or relating to, this Agreement.

11. Internal Revenue Code Section 409A. The intent of the parties is that the Restricted Shares granted hereunder be exempt from Section 409A of the Code, and, to the maximum extent permitted, the Agreement and the Plan shall be interpreted and be administered accordingly.

12. Successors and Assigns. The Agreement shall be binding on all successors and assigns of the Participant, including, without limitation, the estate of the Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13. Restriction on Disposition. By receipt of the Restricted Shares, the Participant acknowledges and agrees that the Participant will not offer, sell, contract to sell, hedge, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, any of these Restricted Shares, or publicly announce an intention to effect any such transaction, for a period of one year from the date of the final prospectus relating to Company initial public offering. The Participant further acknowledges and agrees that a breach of the restrictions set forth in this Section 13 shall result in the cancellation of the Restricted Shares.

14. Performance Target Levels.

Check One Box

☐	No performance target levels are applicable to this grant of Restricted Shares.

☐	The following performance target levels are applicable to this grant of Restricted Shares.

In addition to the continued employment of Participant by                          (the “Employer”), the lapse of the forfeiture provisions referred to in Section 1 above shall also be conditioned upon the achievement by the Employer and its Subsidiaries, if any, of the following stipulated levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the measurement periods noted below:

Measurement Date	Measurement Period	Percentage of Shares as to which Forfeiture Provisions Lapse	EBITDA Target Level[1]
First anniversary of Grant Date	Preceding twelve calendar months	20%	% of Base EBITDA	[2]
Second anniversary of Grant Date	Preceding twelve calendar months	20%	% of Base EBITDA
Third anniversary of Grant Date	Preceding twelve calendar months	20%	% of Base EBITDA
Fourth anniversary of Grant Date	Preceding twelve calendar months	20%	% of Base EBITDA
Fifth anniversary of Grant Date	Preceding twelve calendar months	20%	% of Base EBITDA

[1]	In computing EBITDA for periods subsequent to , 20 , the Company shall use actual revenues for the relevant measurement period and the expenses used in determining Base EBITDA.
[2]

Base EBITDA will be the combined EBITDA of the Employer and its Subsidiaries, if any, for the year ending                      , 20    , computed by combining the components of EBITDA reflected in the combined financial statements of the foregoing entities for such period audited and reported on by KPMG, LLP, less any nonrecurring items.

Shares that are not released from the forfeiture provision during any measurement period shall be carried forward and may be released at a subsequent measurement date if the EBITDA target level for the applicable measurement period has been achieved.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

TAYLOR & MARTIN GROUP, INC.

By:
Name:
Title:

[NAME OF PARTICIPANT]

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”), dated as of the 30th day of May, 2012, amends that Amended and Restated Employment Agreement (the “A&R Employment Agreement”), dated April 30, 2012, by and between TMG Reverse Logistics, LLC (f/k/a TMG Recovery Services, LLC), a Delaware limited liability company (the “Company”), and Jerry Davis (the “Executive”).

Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the A&R Employment Agreement.

RECITALS:

WHEREAS, the Company desires to increase the amount of Executive’s compensation set forth in the A&R Employment Agreement; and

WHEREAS, pursuant to Section 7.15 of the A&R Employment Agreement, the A&R Employment Agreement may be amended by a written instrument executed by the party to be charged;

NOW, THEREFORE, the following amendment to the A&R Employment Agreement is hereby adopted, to be effective as of the date first above written:

1. The A&R Employment Agreement is hereby amended by deleting Section 3.3 in its entirety and replacing it with the following:

“3.3 Restricted Stock Award. Provided Executive is employed by Company on the IPO Date, the Compensation Committee of the Board of Directors of TMG shall award on the IPO Date to Executive pursuant to the Plan the sum of (i) 50,000 shares of Common Stock and (ii) such number of shares of Common Stock (rounded to the nearer whole share) as shall be determined by dividing the Incentive Pool (as defined below) by the IPO Price (being the price to the public reflected in the prospectus of TMG relating to the IPO that is first filed by TMG with the Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933 as amended). “Incentive Pool” means the greater of (a) $2,500,000.00 and (b) the sum of $1,150,000.00 and the product obtained by multiplying $150,000.00 by the number of calendar months between the Effective Date and the last day of the month in which the IPO Date occurs. This award will be evidenced by a restricted stock award agreement, in the form customarily used by TMG to make similar awards to other executives of its affiliated entities, a copy of which in substantially final form is attached hereto as Annex B, and will contain forfeiture restrictions that will lapse 20% on the first anniversary date of the IPO Date and 20% on each of the next four anniversaries of the IPO Date thereafter, provided Executive continues to be employed by Company on each such date. Except as described above, this award shall not be subject to performance target-levels.”

2. Except as specifically amended herein, the A&R Employment Agreement remains in full force and effect. This Amendment and the A&R Employment Agreement, as amended, shall be one and the same instrument and may be amended and restated in one instrument.

3. This Amendment shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any principles of conflicts of laws.

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2

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

COMPANY:

TMG Reverse Logistics, LLC

By:	/s/ Rod K. Cutsinger
Name:	Rod K. Cutsinger
Title:	Chairman

For purposes of the guarantee set forth on the signature page of the A&R Employment Agreement:

Taylor & Martin Group, Inc.

By:	/s/ Rod K. Cutsinger
Name:	Rod K. Cutsinger
Title:	Chairman and Chief Executive Officer

EXECUTIVE:

Jerry Davis

By:	/s/ Jerry Davis
Name:	Jerry Davis

Signature Page to Amendment to A&R Employment Agreement

SECOND AMENDMENT

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT (this “Amendment”), dated as of the 17th day of August, 2012, amends that Amended and Restated Employment Agreement (the “A&R Employment Agreement”), dated April 30, 2012, by and between TMG Reverse Logistics, LLC (f/k/a TMG Recovery Services, LLC), a Delaware limited liability company (the “Company”), and Jerry Davis (the “Executive”).

Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the A&R Employment Agreement.

RECITALS:

WHEREAS, the Company and Executive amended the A&R Employment Agreement on May 30, 2012, and the Company and Executive desire to further amend the terms of the A&R Employment Agreement; and

WHEREAS, pursuant to Section 7.15 of the A&R Employment Agreement, the A&R Employment Agreement may be amended by a written instrument executed by the party to be charged;

NOW, THEREFORE, the following amendment to the A&R Employment Agreement is hereby adopted, to be effective as of the date first above written:

4. The A&R Employment Agreement is hereby amended by replacing “fifth” with “fourth” in the first sentence of Section 2.1.

5. The A&R Employment Agreement is hereby amended by deleting the third sentence of Section 3.3 in its entirety and replacing it with the following:

“This award will be evidenced by a restricted stock award agreement, in the form customarily used by TMG to make similar awards to other executives of its affiliated entities, a copy of which in substantially final form is attached hereto as Annex B, and will contain forfeiture restrictions that will lapse 25% on the first anniversary date of the IPO Date and 25% on each of the next three anniversaries of the IPO Date thereafter, provided Executive continues to be employed by Company on each such date.”

6. Except as specifically amended herein, the A&R Employment Agreement remains in full force and effect. This Amendment and the A&R Employment Agreement, as amended, shall be one and the same instrument and may be amended and restated in one instrument.

7. This Amendment shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any principles of conflicts of laws.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

COMPANY:

TMG Reverse Logistics, LLC

By:	/s/ Rod K. Cutsinger
Name:	Rod K. Cutsinger
Title:	Chairman

For purposes of the guarantee set forth on the signature page of the A&R Employment Agreement:

Taylor & Martin Group, Inc.

By:	/s/ Rod K. Cutsinger
Name:	Rod K. Cutsinger
Title:	Chairman and Chief Executive Officer

EXECUTIVE:

Jerry Davis

By:	/s/ Jerry Davis
Name:	Jerry Davis

Signature Page to Second Amendment to A&R Employment Agreement